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                                                                    Exhibit 99.2

                               G&L REALTY CORP.


                                August 17, 2001

VIA FACSIMILE (310)522-3209
---------------------------

Mr. Lyle Weisman
Mr. Asher Gottesman
Mr. Len Fisch
Mr. Igor Korbatov
c/o Aaron A. Grunfeld, Esquire
Resch, Polster, Alpert & Berger, LLP
10390 Santa Monica Boulevard
Fourth Floor
Los Angeles, California 90025-5058

     Re:  Proposal to Purchase G & L Realty Corp.
          --------------------------------------

Gentlemen:

          The Special Committee (the "Committee") of the Board of Directors of G & L Realty Corp. (the "Company") is in receipt of your proposal, dated June 5, 2001, as amended by your letters dated June 22, 2001, July 6, 30, 2001 (the "WGFK Proposal"), and has determined after extensive discussions and due diligence that it is unable to recommend to the Board of Directors that it proceed with the transaction outlined in your proposal.

          In its letter to you dated July 19, 2001, the Committee expressed its concerns as to whether there is a reasonable possibility that an acquisition by you of a minimum of 50.1% of the outstanding common stock of the Company could be consummated in light of the fact that Messrs. Gottlieb and Lebowitz had indicated to the Committee that (i) they would not support your proposal and
(ii) a small number of stockholders of the Company had informed them that they would not support your acquisition of control of the Company. Unfortunately, your proposal does not address these concerns. Further, we have been advised by your counsel that you are not prepared to reimburse the Company for the losses it would incur as a result of your failure to obtain the vote of 50.1% of the Company's outstanding common stock to approve a merger or 50.1% of the Company's outstanding common stock in a tender offer.

          The Committee did not reach this decision lightly and is mindful of the material difference between the price being offered by you and the consideration which would be paid for the Company's common stock pursuant to the Agreement and Plan of Merger, dated as of May



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Mr. Lyle Weisman, et al.
August 17, 2001
Page 2


10, 2001 (the "Merger Agreement"), between the Company and G & L Acquisition, LLC (the "Acquiror"). The Committee was able to secure a waiver from the Acquiror with respect to the restrictions on solicitation set forth in the Merger Agreement for the purpose of inviting an offer from you, pursuant to which you would bear the economic risk of your potential failure to obtain the requisite vote or share ownership. As you have elected not to accept the proposal made by the Committee under the protection of that waiver, the Committee is not in a position to negotiate further with you.

          The Committee, of course, remains open, as contemplated in the Merger Agreement, to any new offers from you, or from any other third party which would afford the Company's stockholders the opportunity to receive a higher price for their common stock without subjecting them to the potential financial burden of a failed transaction and the loss of the value for their stock.

                                         Very truly yours,

                                         THE SPECIAL COMMITTEE OF THE
                                         BOARD OF DIRECTORS OF G & L
                                         REALTY CORP.


                                         By: /s/ S. Craig Tompkins,
                                             -------------------------------
                                             S. Craig Tompkins, Chairman